Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2004
Second Quarter Results

-- Net Sales up 18% --

WATERBURY, VT (May 6, 2004) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal second quarter results for the twelve-week period ended April 10, 2004.

Net sales in the second quarter of fiscal 2004 increased 18.0% to $31,058,000, compared to $26,311,000 for the same period last year. Total coffee pounds shipped increased 13.1% to 3,940,000 pounds. The difference in growth rates between sales and coffee pounds shipped primarily reflects the increase in sales of coffee and tea K-Cups® as a percentage of sales, which sell at a higher price per pound than other Green Mountain Coffee products. Net income for the fiscal second quarter increased 9.8% to $1,315,000, or $0.18 per diluted share, compared to $1,198,000, or $0.17 per diluted share for the fiscal second quarter of 2003.

The Company's year-over-year dollar sales growth in the second quarter was led by the office coffee service (OCS) and supermarket channels. The OCS channel contributed slightly over half the increase in net sales due to strong K-Cup sales driven by increased penetration of the Keurig® B-100 brewers in small offices and by continued success of teas in K-Cups. The supermarket channel grew 19.3% in coffee pounds shipped due primarily to distribution with Publix Supermarkets which began in the first quarter of fiscal 2004. In addition, the consumer direct channel grew 46.1% in dollar sales and 28.2% in coffee pounds shipped with the majority of growth related to the sales of Keurig Single-Cup Brewers for the home and the associated K-Cups.

Green Mountain Coffee's gross profit margin was 38.5% of sales compared to 42.2% in the year ago quarter. The decrease was attributable to changes in sales mix, higher delivery and labor expenses while certain new production equipment is being installed, and higher green coffee costs. Selling, general and administrative expenses decreased to 30.4% of sales from 32.1%. This improvement was the result of leveraging selling and organizational resources on a higher sales base and the absence of prior year quarter severance expenses related to management changes.

Interest expenses decreased $88,000 due to a lower average debt balance. The Company's tax rate in the second quarter of fiscal 2004 decreased to 37.4% from 41.5% in the prior year period due to the favorable impact of recently awarded state tax incentives under the Vermont Economic Advancement Tax Incentive Program.

The Company's second quarter after-tax income before the impact of Keurig increased 3.7% to $1,542,000. This income was partly offset by Green Mountain Coffee's recognition of a non-cash loss of $227,000 (or $0.03 per share) as result of its equity investment in Keurig, Incorporated ("Keurig") in the second quarter of 2004.

For the twenty-eight weeks ended April 10, 2004, the Company experienced an 18.2% increase in net sales to $74,343,000 from $62,878,000 and a 13.5% increase in coffee pounds shipped compared to the same period last year. Net income for the first half of 2004 was $3,914,000 including a loss of $558,000 from its minority investment in Keurig as compared to $3,512,000 in 2003 including a loss of $373,000 from the investment in Keurig. Diluted earnings per share increased to $0.53 from $0.49 as compared to the same period last year. Diluted earnings per share excluding the net loss of Keurig were $0.60 per share as compared to $0.54 per share for the first twenty-eight weeks of fiscal 2003.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said "Our strategic investment and focus on our Fair Trade and Organic product lines and on K-Cups and the Keurig Single-Cup Brewing system have continued to propel sales. We had strong growth throughout the United States through our multiple distribution channels, as our brand gains strength outside our traditional New England market."

Stiller continued, "While I am pleased with our sales growth, I expect our earnings growth also to be strong, and we did not achieve that goal this past quarter. With the completion of our expanded distribution facility later this year, we will have a more efficient operation that will not only better service our customers, but also enhance our profitability. What we should have anticipated is that over the short-term, it has created some disruption to our operations, resulting in an increased cost of goods sold. It is now our priority to eliminate these extra expenses as quickly as possible, and return the Company to a greater level of profitability."

Stiller concluded, "While there is this room for critical improvement, I am still proud of our many accomplishments this past quarter. It is great to see our line of Fair Trade certified organic coffees growing three times faster than our conventional lines. I believe that Fair Trade is improving the coffee quality and the quality of life in the communities that grow these coffees. More than that, Fair Trade puts a face on coffee that is changing the way we think about what is in our cup, and it is gratifying to be part of this trend towards more conscientious consumerism."

Forward Looking Information

The Company expects net sales growth of 13% to 17% and coffee pounds growth of 10% to 12% in its third quarter of fiscal 2004. The Company anticipates its gross margin will be in the range of 38.5% to 39.2% and that its operating margin will be in the range of 8.9% to 9.6%. The Company believes its tax rate for 2004 will be 39.0% with its third and fourth quarter rates at 37.4% attributable to anticipated additional tax incentives under the Vermont Economic Advancement Tax Incentive Program. The Company expects that the recognition of its share of Keurig's loss for the third quarter of 2004 will reduce diluted earnings per share by $0.02 to $0.04. Based on all of these factors, the Company anticipates its fully diluted earnings per share for the third quarter will be in the range of $0.19 to $0.22 per share.

For the full fiscal year 2004, the Company anticipates net sales to increase 14% to 18% on coffee pounds growth of 10% to 13%. The Company expects that its gross margin will be in the range of 39.0% to 39.7% and that its operating margin will be in the range of 10.0% to 10.6%. The Company expects that the recognition of its share of Keurig's loss for fiscal 2004 will reduce diluted earnings per share by $0.09 to $0.14. The Company anticipates its fully diluted earnings per share for fiscal 2004 to be in the range of $1.00 to $1.07 per share.

The Company forecasts its capital expenditures for fiscal 2004 to be in the range of $17 to $19 million and depreciation expenses to be between $4.5 and $5.0 million. The Company is building a new distribution and warehousing facility attached to its existing plant that will incorporate material-handling automation to improve distribution efficiencies. The Company anticipates it will result in lower overall distribution costs relative to sales over the long-term, as well as allow for increased packaging capacity in the current plant. The capital project is underway and is expected to cost approximately $9 million. The Company anticipates utilizing a combination of cash from operations, long-term debt and lease financing to fund the project. The Company expects its EBITDA in 2004 to be approximately $18 to $19 million.

There will be further discussion of the second quarter financial results and the Company's future expectations on its webcast conference call later this morning.

Green Mountain Coffee Roasters, Inc., is a leader in the specialty coffee industry and has been recognized by Forbes magazine for the past four years as one of the "200 Best Small Companies in America." Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially and environmentally responsible initiatives, many of which it has supported for over 10 years. Earlier this week, Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 5th overall on its 2004 list of "100 Best Corporate Citizens."

The Company roasts high-quality arabica coffees and offers over 100 coffee selections including single-origins, estates, certified organics, Fair Trade, proprietary blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and e-commerce website (www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

Keurig, Incorporated ("Keurig") manufactures brewing equipment that allows users to brew high-quality specialty coffee one cup at a time. Green Mountain Coffee has 42% equity ownership of Keurig. In addition, Green Mountain Coffee is the largest of four roasters and distributors of the K-Cups® that are used with Keurig® Single-Cup Brewers. The Company sells K-Cups to businesses through its OCS channel, and to home users through its consumer direct channel.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, organizational changes, the impact of a weaker economy, competition, funding availability, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Keurig is currently operating at a loss. Further, there is a high degree of uncertainty around Keurig's marketing expenditures for the launch of the Keurig Single-Cup Brewer for the home and results could vary materially depending on Keurig, Incorporated's success in entering the home brewer market and its ability to secure adequate financing to support this launch. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, May 6, 2004, at 10:30 a.m. ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and on Street Events at www.StreetEvents.com, as well as AOL, Yahoo and other major portals.

The Company archives the latest conference call on the Investor Services section of its website. A replay of the conference call also will be available by telephone at (719) 457-0820, confirmation number 752184, from 1:30 p.m. ET on May 6th, through midnight on Monday, May 10, 2004.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Consolidated Statement of Operations
(Dollars in thousands except per share data)
	Twelve weeks ended 4/10/04	Twelve weeks ended 4/12/03	Twenty-eight weeks ended 4/10/04	Twenty-eight weeks ended 4/12/03

Net sales	$ 31,058	$ 26,311	$ 74,343	$ 62,878
Cost of sales	19,112	15,216	45,120	36,059
Gross profit	11,946	11,095	29,223	26,819

Selling and operating expenses	7,067	6,345	16,497	15,267
General and administrative expenses	2,376	2,105	5,086	4,670
Operating income	2,503	2,645	7,640	6,882

Other (expense) income	(1)	23	20	80
Interest expense	(38)	(126)	(145)	(321)
Income before income taxes	2,464	2,542	7,515	6,641

Income tax expense	(922)	(1,055)	(3,043)	(2,756)
Income before equity in net earnings of Keurig, Incorporated	1,542	1,487	4,472	3,885
Equity in net earnings of Keurig, Incorporated	(227)	(289)	(558)	(373)
Net income	$ 1,315	$ 1,198	$ 3,914	$ 3,512
	=====	=====	======	======
Basic income per share:
Weighted average shares outstanding	6,998,968	6,824,116	6,987,343	6,809,257
Net income	$ 0.19	$ 0.18	$ 0.56	$ 0.52

Diluted income per share:
Weighted average shares outstanding	7,411,449	7,207,112	7,411,145	7,197,242
Net income	$ 0.18	$ 0.17	$ 0.53	$ 0.49

Green Mountain Coffee Roasters, Inc.
Consolidated Balance Sheet
(Dollars in thousands)

	April 10, 2004	September 27, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 188	$ 502
Receivables, less allowances of $701 and $439 at April 10, 2004 and September 27, 2003, respectively	14,051	12,708
Inventories	7,404	7,465
Other current assets	1,170	905
Income taxes receivable	107	276
Deferred income taxes, net	568	756
Total current assets	23,488	22,612

Fixed assets, net	30,701	22,313
Investment in Keurig, Incorporated	12,806	13,364
Goodwill	1,446	1,446
Other long-term assets	240	255

	$ 68,681	$ 59,990
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,051	$ 3,123
Accounts payable	9,963	6,352
Accrued compensation costs	2,344	2,056
Accrued expenses	2,111	1,823
Total current liabilities	17,469	13,354

Long-term debt	5,802	8,558
Long-term line of credit	3,200	350
Deferred income taxes	2,297	2,460
Other long-term liabilities	80	120

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued -- 8,211,330 and 8,156,491 shares at April 10, 2004 and September 27, 2003, respectively	821	816
Additional paid-in capital	22,361	21,669
Retained earnings	24,829	20,914
Accumulated other comprehensive income (loss)	4	(69)
ESOP unallocated shares, at cost - 31,181 shares	(846)	(846)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	39,833	35,148

	$ 68,681	$ 59,990
	=======	=======

Green Mountain Coffee Roasters, Inc.
Consolidated Statement of Cash Flows
(Dollars in thousands)

	Twenty-eight weeks ended
	April 10, 2004	April 12, 2003
	(unaudited)

Cash flows from operating activities:
Net income	$ 3,914	$ 3,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,431	2,441
Gain on disposal of fixed assets	(10)	(79)
Provision for doubtful accounts	326	300
Change in fair value in interest rate swap	(40)	129
Change in fair value in futures derivatives	(10)	(7)
Change in accumulated other comprehensive income	73	(66)
Tax benefit from exercise of non-qualified options	164	392
Equity in net earnings of Keurig, Incorporated	558	373
Deferred income taxes	25	163
Deferred compensation and stock compensation	35	27
Changes in assets and liabilities:
Receivables	(1,669)	(2,206)
Inventories	61	(1,175)
Income tax receivable	169	222
Other current assets	(254)	(923)
Other long-term assets, net	15	(66)
Accounts payable	1,072	68
Accrued compensation costs	288	822
Accrued expenses	288	591
Net cash provided by operating activities	7,436	4,518

Cash flows from investing activities:
Capital expenditures for fixed assets	(8,467)	(3,042)
Proceeds from disposals of fixed assets	197	492
Net cash used for investing activities	(8,270)	(2,550)

Cash flows from financing activities:
Proceeds from issuance of common stock	498	895
Purchase of treasury shares	-	(286)
Purchase of unallocated ESOP shares	-	(3)
Proceeds from issuance of debt	-	90
Net repayment of long-term debt and capital lease obligations	(2,828)	(2,356)
Net change in revolving line of credit	2,850	(990)
Net cash provided by (used for) financing activities	520	(2,650)

Net increase in cash and cash equivalents	(314)	(682)
Cash and cash equivalents at beginning of period	502	800
Cash and cash equivalents at end of period	$ 188	$ 118
	===	===

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)

Channel	Q2 12 wks. ended 4/10/04	Q2 12 wks. ended 4/12/03	Q2 Y/Y lb. Increase	Q2 % Y/Y lb. Increase	Q2 28 wks. ended 4/10/04	Q2 28 wks. ended 4/12/03	Q2 YTD Y/Y lb. Increase	Q2 YTD % Y/Y lb. Increase
Supermarkets	1,293	1,084	209	19.3%	3,115	2,568	547	21.3%
Convenience Stores	988	976	12	1.2%	2,553	2,497	56	2.2%
Office Coffee Service Distributors	1,006	833	173	20.8%	2,207	1,854	353	19.0%
Food Service	535	498	37	7.4%	1,322	1,191	131	11.0%
Consumer Direct	118	92	26	28.2%	299	259	40	15.4%
Totals	3,940	3,483	457	13.1%	9,496	8,369	1,127	13.5%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)

Region	Q2 12 wks. ended 4/10/04	Q2 12 wks. ended 4/12/03	Q2 Y/Y lb. Increase	Q2 % Y/Y lb. Increase	Q2 YTD 28 wks. ended 4/10/04	Q2 YTD 28 wks. ended 4/12/03	Q2 YTD Y/Y lb. Increase	Q2 YTD % Y/Y lb. Increase
New England	1,701	1,604	97	6.0%	4,121	3,924	197	5.0%
Mid-Atlantic	1,253	1,110	143	12.9%	2,946	2,547	399	15.7%
South	589	439	150	34.2%	1,456	1,105	351	31.8%
Midwest	174	132	42	31.8%	414	325	89	27.4%
West	192	171	21	12.3%	474	407	67	16.5%
International	31	27	4	14.8%	85	61	24	39.3%
Totals	3,940	3,483	457	13.1%	9,496	8,369	1,127	13.5%

Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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